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                                                                    EXHIBIT 12.2


UNITED COMPANIES FINANCIAL CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (dollars in thousands)

                                                Six Months                  Year Ended December 31,
                                               Ended June 30,  -------------------------------------------------
                                                   1994        1993        1992       1991       1990       1989
                                                   ----        ----        ----       ----       ----       ----
Income from continuing operations
      before income taxes                        $43,582     $44,372     $21,370     $8,376     $7,267     $12,146

Add
      Portion of rents representative of
            the interest factor                      712       1,085         745        735        775         651
      Interest on indebtedness                     5,699      10,158      12,082     17,679     19,938      20,700
      Proportionate share of interest on
            indebtedness of 50%-owned
            investee                                 188         380         383        430         99           0
      Less: intercompany interest                   (188)       (380)       (383)      (430)       (99)          0
                                                    ----        ----        ----       ----        ---           -

                  Income as adjusted             $49,993     $55,615     $34,197    $26,790    $27,980     $33,497
                                                 =======     =======     =======    =======    =======     =======

Fixed charges
      Preferred stock dividends                                 $333
      Ratio of income from continuing
            operations before income taxes
            to income from continuing
            operations                                          152%
                                                                ----
      Preferred stock dividends on a
            pretax basis                                         506
      Portion of rents representative of
            the interest factor                     $712       1,085        $745       $735       $775        $651
      Interest on indebtedness                     5,699      10,158      12,082     17,679     19,938      20,700
      Proportionate share of interest on
            indebtedness of 50%-owned
            investee                                 188         380         383        430         99           0
      Less: intercompany interest                   (188)       (380)       (383)      (430)       (99)          0
                                                    ----        ----        ----       ----        ---           -

                  Fixed charges                   $6,411     $11,749     $12,827    $18,414    $20,713     $21,351
                                                  ======     =======     =======    =======    =======     =======

Ratio of earnings to fixed charges                  7.80        4.73        2.67       1.45       1.35        1.57
                                                    ====        ====        ====       ====       ====        ====